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                                                                     EXHIBIT 4.1


                         AMENDMENT TO RIGHTS AGREEMENT

                 THIS AMENDMENT TO RIGHTS AGREEMENT (the "Amendment"), dated as of April 9, 1995, is between ALC Communications Corporation, a Delaware corporation, (the "Company") and Mellon Bank, N.A. (the "Rights Agent").

                 WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of January 12, 1995 (the "Rights Agreement").

                 WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below.

                 ACCORDINGLY, the parties agree as follows:

                 1. Amendment of Section 1(k). Section 1(k) if the Rights Agreement is amended to read in its entirety as follows:

                        "(a) "Exempt Person" shall mean (i) the Company or any
                 Subsidiary (as such term is hereinafter defined) of the Company, in each case including, without limitation, in its fiduciary capacity, or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity or trustee holding Common Stock for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company, and (ii) Frontier Corporation, a New York corporation ("Frontier") and any Subsidiary of Frontier, so long as neither Frontier nor any subsidiary of Frontier is the Beneficial Owner of any capital stock of the Company other than capital stock of the Company of which Frontier or any Subsidiary of Frontier is the Beneficial 0wner solely by reason of the Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement") dated as of April 9, 1995 between Frontier, Frontier Subsidiary One, Inc. and the Company. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, neither Frontier nor any of its Subsidiaries shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a) or 13(a) of this Rights Agreement solely by reason of the approval, execution or delivery of the Merger Agreement, or solely by reason of the consummation of the Merger (as defined in the Merger Agreement); provided, that in the event that Frontier or any Subsidiary of Frontier becomes the Beneficial Owner of any shares of Common Stock other than pursuant to the Merger Agreement, the provisions of this sentence (other than this proviso) shall not be applicable."
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                 2.  Amendment of Section 7(a).  Section 7(a) of the Rights
Agreement is amended to read in its entirety as follows:

                        "(a) Except as otherwise provided herein, the Rights
                 shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11 (a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the "Expiration Date") that is the earliest of (i) the Close of Business on January 12, 2005 (the "Final Expiration Date"),
                 (ii) the time at which the Rights are redeemed as provided in
                 Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the time immediately prior to the effective time of the merger of the Company and Frontier Subsidiary One, Inc. pursuant to the Merger Agreement."

                 3. Effectiveness. This Amendment shall be deemed effective as of April 9, 1995, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                 4. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.





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                 IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                                         ALC Communications Corporation

By  Connie R. Gale                              By  John M. Zrno
   -------------------------------                -----------------------------
Name: Connie R. Gale                            Name: John M. Zrno
Title: Vice President, General Counsel          Title: President and CEO
              and Secretary

Attest:                                         Mellon Bank, N.A.


By    Jacqueline M. Wadsworth                   By  James D. Aramanda
   -------------------------------                -----------------------------
Name:  Jacqueline M. Wadsworth                  Name:  James D. Aramanda
Title:  Assistant Vice President                Title:   Senior Vice President